Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc. of our reports dated February 20, 2025, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc. and the effectiveness of internal control over financial reporting of SpringWorks Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Hartford, Connecticut
February 20, 2025